March 2024

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated March 14, 2024 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 14, 2024.

GS Finance Corp.
Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the SPDR® S&P® Biotech ETF (ETF). The securities may be automatically called on any call observation date.

The return on your securities is linked to the performance of the ETF, and not to that of the S&P Biotechnology Select Industry Index on which the ETF is based.

Unless previously automatically called, on each coupon observation date (i) if the closing price of the ETF is less than the buffer price ($77.68, which represents 80.00% of the initial ETF price of $97.10 (which is the closing price of the ETF on March 13, 2024 and may be higher or lower than the closing price of the ETF on the pricing date, expected to be March 14, 2024)), you will not receive a payment on the applicable coupon payment date and (ii) if the closing price of the ETF is greater than or equal to the buffer price, you will receive on the applicable coupon payment date a contingent quarterly coupon for each $1,000 principal amount of your securities equal to (i) the product of $33.75 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all contingent quarterly coupons previously paid, if any.

Your securities will be automatically called if the closing price of the ETF on any call observation date is greater than or equal to the initial ETF price, resulting in a payment on the applicable call payment date equal to the principal amount of your securities plus the contingent quarterly coupon then due. No payments will be made after the call payment date. The call observation dates will be each coupon observation date commencing on June 14, 2024 and ending on December 16, 2024.

At maturity, if not previously automatically called, (i) if the final ETF price (the closing price of the ETF on the valuation date) is greater than or equal to the buffer price you will receive the principal amount of your securities plus the contingent quarterly coupon then due and (ii) if the final ETF price is less than the buffer price, you will lose 1.25% of the stated principal amount for every 1% decline in the final ETF price from the initial ETF price beyond the buffer amount of 20.00% and you will not receive a contingent quarterly coupon payment. Under these circumstances, the payment at maturity will be based on the ETF percent change (the percentage increase or decrease in the final ETF price from the initial ETF price). You will not participate in any appreciation of the ETF.

At maturity, for each $1,000 principal amount of your securities you will receive an amount in cash equal to:

•
if the final ETF price is greater than or equal to the buffer price, $1,000.00 plus a contingent quarterly coupon calculated as described above (you will not participate in any appreciation of the ETF); or
•
if the final ETF price is less than the buffer price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the ETF percent change plus the buffer amount times (c) the downside factor of 1.25 (you will receive less than the stated principal amount of your securities).

The securities are for investors who seek to earn a contingent quarterly coupon in exchange for the risk of receiving few or no contingent quarterly coupons if the securities are automatically called and, if not automatically called, losing all or a portion of the principal amount of their securities at maturity.

SUMMARY TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	SPDR® S&P® Biotech ETF (Bloomberg symbol, “XBI UP Equity”)
Index:	with respect to the underlying ETF, the S&P Biotechnology Select Industry Index
Pricing date:	March , 2024 (expected to price on or about March 14, 2024)
Original issue date:	March , 2024 (expected to be March 19, 2024)
Coupon observation dates:	as set forth under “Coupon observation dates” below
Coupon payment dates:	as set forth under “Coupon payment dates” below
Valuation date:	the last coupon observation date, expected to be March 17, 2025
Stated maturity date:	expected to be March 20, 2025
Estimated value range:	$935 to $995. See the following page for more information.

Your investment in the securities involves risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-15. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	March , 2024	Original issue price:	100.00% of the principal amount
Underwriting discount:	0.10% ($ in total)*	Net proceeds to the issuer:	99.90% ($ in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $1.00 for each security they sell. It has informed us that it intends to internally allocate $0.50 of the selling concession as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

ADDITIONAL SUMMARY TERMS
Automatic call feature:

if, as measured on any call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and we will pay you, in addition to the contingent quarterly coupon then due, an amount in cash on the following call payment date, for each $1,000 principal amount, equal to $1,000. No payments will be made after the call payment date.

Call observation dates:	each coupon observation date specified in the table below commencing on June 14, 2024 and ending on December 16, 2024
Call payment dates:	the coupon payment date immediately after the applicable call observation date
Payment at maturity:

For each $1,000 principal amount of your securities, we will pay you an amount in cash equal to:

•
if the final ETF price is greater than or equal to the buffer price, $1,000 plus the final contingent quarterly coupon; or
•
if the final ETF price is less than the buffer price,

$1,000 + ($1,000 × (the ETF percent change + the buffer amount) × the downside factor)

This amount will be less, and possibly significantly less, than the stated principal amount of the securities and could be zero.

Initial ETF price:

$97.10. The initial ETF price represents the closing price of one share of the underlying ETF on March 13, 2024 and may be higher or lower than the closing price of the underlying ETF on the pricing date

Final ETF price:	the closing price of the underlying ETF on the valuation date
Buffer price:	80.00% of the initial ETF price
Buffer amount:	20.00%
Downside factor:	1.25
Contingent quarterly coupon:

On each coupon payment date, for each $1,000 principal amount of your securities, we will pay you an amount in cash equal to:

•
if the closing price of the underlying ETF on the applicable coupon observation date is greater than or equal to the buffer price, (i) the product of $33.75 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all contingent quarterly coupons previously paid, if any; or
•
if the closing price of the underlying ETF on the applicable coupon observation date is less than the buffer price, $0.00

ETF percent change:	(final ETF price –initial ETF price) / initial ETF price
CUSIP / ISIN:	40057YQW6 / US40057YQW65
Stated principal amount/Original issue price:	$1,000 per security / 100% of the principal amount
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

March 2024

Coupon observation dates*	Coupon payment dates**
June 14, 2024Ɨ	June 20, 2024
September 16, 2024	September 19, 2024
December 16, 2024	December 19, 2024
March 17, 2025 (valuation date)	March 20, 2025 (stated maturity date)

* Subject to postponement as described under “Additional Information About the Securities — Additional Provisions — Postponement of call observation dates” on page PS-32 of this pricing supplement

**Subject to postponement as described under “Additional Information About the Securities — Additional Provisions — Postponement of coupon payment dates” on page PS-32 of this pricing supplement

Ɨ This is the first date on which your securities may be automatically called.

March 2024

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $1,000 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $ per $1,000 principal amount)

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through , as described below). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $ initial additional amount:

• $ will decline to zero on a straight-line basis from the time of pricing through ; and

• $ will decline to zero on a straight-line basis from through .

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•
General terms supplement no. 8,999 dated February 13, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

March 2024

GS Finance Corp Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 Principal at Risk Securities

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the securities has the terms described under “Summary Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 13, 2023, for Medium-Term Notes, Series F, and references to the “accompanying general terms supplement no. 8,999” mean the accompanying general terms supplement no. 8,999, dated February 13, 2023, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

The Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 (the “securities”) do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon for each $1,000 principal amount of your securities equal to (i) the product of $33.75 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all coupons previously paid, if any, but only if the closing price of the underlying ETF is at or above the buffer price on the related coupon observation date. If the closing price of the underlying ETF is less than the buffer price on any coupon observation date, we will not pay any contingent quarterly coupon for the related quarterly period. In addition, the securities will be automatically called if the closing price of the underlying ETF is greater than or equal to the initial ETF price on any call observation date, resulting in a payment on the applicable call payment date equal to the stated principal amount of your securities plus the contingent quarterly coupon then due. If the securities are automatically called, no more contingent quarterly coupon payments will be made. It is possible that the closing price of the underlying ETF could remain below the buffer price for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly coupons during the term of the securities. If the securities have not been automatically called prior to maturity and the final ETF price is less than the buffer price, investors will lose 1.25% of the stated principal amount for every 1.00% decline in the final ETF price from the initial ETF price beyond the buffer amount. Under these circumstances the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly coupons throughout the entire term of the securities. In addition, investors will not participate in any appreciation of the underlying ETF.

March 2024

GS Finance Corp Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 Principal at Risk Securities

Maturity:	Approximately 1 year (unless automatically called)
Contingent quarterly coupon:

On each coupon payment date, for each $1,000 principal amount of your securities, we will pay you an amount in cash equal to:

•
if the closing price of the underlying ETF on the applicable coupon observation date is greater than or equal to the buffer price, (i) the product of $33.75 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all contingent quarterly coupons previously paid, if any
•
if the closing price of the underlying ETF on the applicable coupon observation date is less than the buffer price, $0.00

The contingent quarterly coupon may be payable for none of, or some but not all of, the quarterly periods during the term of the securities.

Automatic call feature:

if, as measured on any call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and we will pay you, in addition to the contingent quarterly coupon then due, an amount in cash on the following call payment date, for each $1,000 principal amount, equal to $1,000. No further payments will be made on the securities following an automatic call. The call observation dates will be each coupon observation date commencing on June 14, 2024 and ending December 16, 2024.

Payment at maturity:

For each $1,000 principal amount of your securities, we will pay you an amount in cash equal to:

•
if the final ETF price is greater than or equal to the buffer price, $1,000 plus the final contingent quarterly coupon; or
•
if the final ETF price is less than the buffer price, $1,000 + ($1,000 × (the ETF percent change + the buffer amount) × the downside factor)

Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities and could be zero.

March 2024

GS Finance Corp Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon for each $1,000 principal amount of your securities equal to (i) the product of $33.75 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all coupons previously paid, if any, but only if the closing price of the underlying ETF is at or above the buffer price on the related coupon observation date. The securities have been designed for investors who are willing to accept the risk of receiving few or no coupon payments for the entire term of the securities and losing all or a portion of the principal of their securities in exchange for an opportunity to earn a contingent quarterly coupon if the underlying ETF closes at or above the buffer price on each coupon observation date until the securities are automatically called or reach maturity. The following scenarios are for illustrative purposes only to demonstrate the amount investors will receive if the securities are automatically called and how the contingent quarterly coupon and the payment at maturity (if the securities have not been automatically called) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be automatically called, the contingent quarterly coupon may be payable for none of, or some but not all of, the quarterly periods during the term of the securities and the payment at maturity may be less, and possibly significantly less, than the stated principal amount of the securities and may be zero.

Scenario 1: the securities are automatically called prior to maturity

This scenario assumes that the underlying ETF closes at or above the initial ETF price on a call observation date and, as a result, the securities are automatically called for the stated principal amount plus the contingent quarterly coupon then due. If the securities are automatically called, no more contingent quarterly coupon payments will be made.

Scenario 2: the securities are not automatically called prior to maturity and investors receive principal back and a final contingent quarterly coupon at maturity

This scenario assumes that the underlying ETF closes at or above the buffer price on some coupon observation dates, but closes below the buffer price on the others, and the underlying ETF closes below the initial ETF price on every call observation date. Consequently, the securities are not automatically called and investors receive the contingent quarterly coupon for the coupon payment dates for which the closing price of the underlying ETF is at or above the buffer price on the related coupon observation date, but not for the coupon payment dates for which the closing price of the underlying ETF is below the buffer price on the related coupon observation date. On the valuation date, the underlying ETF closes at or above the buffer price. At maturity, in addition to the contingent quarterly coupon then due, investors will receive the stated principal amount.

Scenario 3: the securities are not automatically called prior to maturity and investors suffer a substantial loss of principal at maturity

This scenario assumes that the underlying ETF closes at or above the buffer price on some coupon observation dates, but closes below the buffer price on the others, and the underlying ETF closes below the initial ETF price on every call observation date. Consequently, the securities are not automatically called and investors receive the contingent quarterly coupon for the quarterly periods for which the closing price of the underlying ETF is at or above the buffer price on the related coupon observation date, but not for the quarterly periods for which the closing price of the underlying ETF is below the buffer price on the related coupon observation date. On the valuation date, the underlying ETF closes below the buffer price. At maturity, investors will lose 1.25% of the stated principal amount for every 1% decline in the final ETF price beyond the buffer amount. Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero. No contingent quarterly coupon will be paid at maturity in this scenario and investors will not receive payment for any previously unpaid contingent quarterly coupons.

March 2024

GS Finance Corp Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price of the underlying ETF on each coupon observation date, (2) the closing price of the underlying ETF on each call observation date and (3) the final ETF price. Please see “Hypothetical Examples” below for illustration of hypothetical payouts on the securities.

Diagram #1: Contingent Quarterly Coupons

Diagram #2: Call Observation Dates

March 2024

GS Finance Corp Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 Principal at Risk Securities

Diagram #3: Payment at Maturity if the Securities are Not Automatically Called

March 2024

GS Finance Corp Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Contingent quarterly coupon:

(i) the product of $33.75 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all contingent quarterly coupons previously paid, if any

Initial ETF price:	$97.10
Buffer price:	$77.68, which is 80.00% of the initial ETF price
Buffer amount:	20.00%
Downside factor:	1.25

How to determine whether a contingent quarterly coupon is payable with respect to a coupon observation date:

Hypothetical Coupon Observation Date	Closing Price of the Underlying ETF	Contingent Quarterly Coupon (per security)
#1	$80.00 (at or above the buffer price)	$33.75
#2	$50.00 (below the buffer price)	$0.00
#3	$85.00 (at or above the buffer price)	($33.75 × 3) - $33.75 = $67.50
#4	$50.00 (below the buffer price )	$0.00

On hypothetical coupon observation date #1, the underlying ETF closes below the initial ETF price but at or above the buffer price. Therefore, the securities are not automatically called and investors receive a contingent quarterly coupon of $33.75 for each $1,000 principal amount of their securities on the related coupon payment date.

On hypothetical observation date #3, the underlying ETF closes below the initial ETF price but at or above the buffer price. Therefore, the securities are not automatically called and investors receive a contingent quarterly coupon of $67.50 for each $1,000 principal amount of their securities paid on the related coupon payment date

On each of the hypothetical observation dates #2 and #4, the underlying ETF closes below the buffer price. Therefore, the securities are not automatically called and investors receive no contingent quarterly coupon on the related coupon payment date.

You will not receive a contingent quarterly coupon on a coupon payment date if the ETF closing price is below the buffer price on the related coupon observation date.

March 2024

GS Finance Corp Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically called):

Example	Closing Price of the Underlying ETF on the Valuation Date (Final ETF Price)	Payment at Maturity (per security)
#1	$85.00 (at or above the buffer price)	the stated principal amount + the contingent quarterly coupon with respect to the final coupon observation date
#2	$50.06 (below the buffer price)	$1,000 + ($1,000 × ((($50.06 - $97.10) / $97.10) + 20.00%) x 1.25) = $644.44

In example #1, the final ETF price is at or above the buffer price. Therefore, investors receive at maturity the stated principal amount of the securities and the contingent quarterly coupon with respect to the final coupon observation date. Investors will not participate in any appreciation of the underlying ETF.

In example #2, the final ETF price is below the buffer price. Therefore, investors will lose 1.25% of the stated principal amount of the securities for every 1.00% decline in the final ETF price from the initial ETF price beyond the buffer amount.

If the final ETF price has declined from the initial ETF price by an amount greater than the buffer amount, your payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that various hypothetical closing prices of the underlying ETF on a coupon observation date could have on the coupon payable on the related coupon payment date and (ii) the impact that various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of closing prices for the underlying ETF that are entirely hypothetical; no one can predict what the closing price of the underlying ETF will be on any day throughout the life of your securities, what the closing price of the underlying ETF will be on any coupon observation date or call observation date, as the case may be, and what the final ETF price will be on the valuation date. The underlying ETF has been highly volatile in the past — meaning that the closing price of the underlying ETF has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to a call payment date or the stated maturity date. If you sell your securities in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

March 2024

GS Finance Corp Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 Principal at Risk Securities

Key Terms and Assumptions
Stated principal amount	$1,000
Contingent quarterly coupon

(i) the product of $33.75 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all contingent quarterly coupons previously paid, if any

Buffer price	80.00% of the initial ETF price
Buffer amount	20.00%
Downside factor	1.25

The securities are not automatically called

Neither a market disruption event nor a non-ETF business day occurs on any originally scheduled coupon observation date or call observation date or the originally scheduled valuation date

No change in or affecting the underlying ETF, any of the underlying ETF stocks or the policies of the underlying ETF investment advisor or the method by which the publisher of the underlying ETF’s index calculates the index

Securities purchased on original issue date at the stated principal amount and held to a call payment date or the stated maturity date

For these reasons, the actual performance of the underlying ETF over the life of your securities and the actual closing price of the underlying ETF on any coupon observation date or call observation date, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

If the securities are not automatically called on any call observation date (i.e., on each call observation date the closing price of the underlying ETF is less than the initial ETF price), the amount we would deliver for each $1,000 principal amount of your securities on the stated maturity date will depend on the performance of the underlying ETF on the valuation date, as shown in the table below. The table below assumes that the securities have not been automatically called on a call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final ETF price and the assumptions noted above.

March 2024

GS Finance Corp Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 Principal at Risk Securities

The Securities Have Not Been Automatically Called

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	100.000%*
125.000%	100.000%*
110.000%	100.000%*
105.000%	100.000%*
100.000%	100.000%*
95.000%	100.000%*
92.000%	100.000%*
80.000%	100.000%*
75.000%	93.750%
50.000%	62.500%
25.000%	31.250%
0.000%	0.000%

*Does not include the final contingent quarterly coupon

If, for example, the securities have not been automatically called on a call observation date and the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your securities would be 31.250% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 68.750% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final ETF price were determined to be zero, you would lose your entire investment in the securities. In addition, if the final ETF price were determined to be 150.000% of the initial ETF price, the payment at maturity (excluding the final contingent quarterly coupon) that we would deliver on your securities would be limited to 100.000% of each $1,000 principal amount of your securities, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final ETF price over the initial ETF price.

The payments on a coupon payment date or at maturity shown above are entirely hypothetical; they are based on market prices for the underlying ETF stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the securities do not guarantee the payment of interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

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We cannot predict the actual closing prices of the underlying ETF on any day, the final ETF price or what the market value of your securities will be on any particular ETF business day, nor can we predict the relationship between the closing price of the underlying ETF and the market value of your securities at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the securities will receive on each coupon payment date, the actual amount that a holder will receive at maturity, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called, and on the actual closing prices of the underlying ETF on the coupon observation dates and the actual final ETF prices determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your securities, if any, and the cash amount to be paid in respect of your securities on the stated maturity date, if any, may be very different from the information reflected in the examples above.

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Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 8,999. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called on a call observation date, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of the underlying ETF as measured from the initial ETF price set on March 13, 2024 to the closing price of the underlying ETF on the valuation date. If the final ETF price is less than the buffer price, you will lose 1.25% of the stated principal amount of your securities for every 1.00% decline in the final ETF price from the initial ETF price beyond the buffer amount. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the contingent quarterly coupons (if any) and return on the securities will be based on the performance of the underlying ETF, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Not Receive a Contingent Quarterly Coupon on Any Coupon Payment Date

If the closing price of the underlying ETF on the related coupon observation date is less than the buffer price, you will not receive a coupon payment on the applicable coupon payment date. If the closing price of the underlying ETF is less than the buffer price on every coupon observation date, the overall return you earn on your securities will be less than zero and such return will be less than you would have earned by investing in a security that bears interest at the prevailing market rate.

Although the contingent quarterly coupon formula provides that, if the closing price of the underlying ETF on the related coupon observation date is greater than or equal to the buffer price, the contingent quarterly coupon paid on the corresponding coupon payment date will be equal to (i) the product of $33.75 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all contingent quarterly coupons previously paid, if any, you should be aware that, with respect to any prior coupon observation dates

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that did not result in the payment of a contingent quarterly coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money. Further, there is no guarantee that you will receive any contingent quarterly coupon payment with respect to the securities at any time and you may lose your entire investment in the securities.

Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on a call payment date, if, as measured on any call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price. No further payments will be made on the securities following an automatic call. Therefore, the term for your securities may be reduced to as few as approximately three months after the original issue date. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Contingent Quarterly Coupon Does Not Reflect the Actual Performance of the Underlying ETF from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date and Investors Will Not Participate in Any Appreciation of the Underlying ETF

The contingent quarterly coupon for each coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing prices of the underlying ETF between the pricing date and any coupon observation date or between two coupon observation dates. You will not participate in any appreciation of the underlying ETF, and the return on the securities will be limited to the contingent quarterly coupons, if any, that are paid with respect to each coupon observation date. Accordingly, the contingent quarterly coupons, if any, on the securities may be less than the return you could earn on another instrument linked to the underlying ETF that pays contingent quarterly coupons based on the performance of the underlying ETF from the pricing date to any coupon observation date or from coupon observation date to coupon observation date.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks

The return on your securities will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of such underlying ETF. You will not receive any dividends that may be paid on any of the underlying ETF stocks by the ETF stock issuers or the shares of such underlying ETF. See “—Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock” below for additional information.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

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In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before a call payment date or the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•
the price of the underlying ETF;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;
•
the dividend rates of the underlying ETF stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing price of the underlying ETF;
•
interest rates and yield rates in the market;
•
the time remaining until your securities mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

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Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before a call payment date or maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before a call payment date or maturity, you may receive less than the principal amount of your securities or the amount you may receive on a call payment date or at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered securities or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Price of the Underlying ETF Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlying ETF. Changes in the prices of the underlying ETF may not result in a comparable change in the market value of your securities. Even if the price of the underlying ETF remains above the buffer price during some portion of the life of the securities, the market value of your securities may not reflect directly any movements in the prices of the underlying ETF. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock

Investing in your securities is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF or the underlying ETF stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying ETF stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying ETF or the underlying ETF stocks or any other rights of a holder of the underlying ETF stocks. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying ETF or the underlying ETF stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment on a call payment date or at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to a call payment date or the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount. In addition, the impact of the buffer price on the return on your

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investment will depend upon the price you pay for your securities relative to the stated principal amount. For example, if you purchase your securities at a premium to the stated principal amount, the buffer price, while still providing some protection for the return on the securities, will allow a greater percentage decrease in your investment in the securities than would have been the case for securities purchased at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the securities. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying stocks or other similar securities, which may adversely impact the market for or value of your securities.

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs has hedged or expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying ETF or the underlying ETF stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying ETF or the underlying ETF stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked securities whose returns are linked to changes in the price of the underlying ETF or the underlying ETF stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the price of the underlying ETF — directly or indirectly by affecting the price of the underlying ETF stocks — and therefore the market value of your securities and the amount we will pay on your securities, if any, on a call payment date or at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indexes, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlying ETF or underlying ETF stocks. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

Additional Risks Related to the Underlying ETF

The Policies of the Underlying ETF’s Investment Advisor and the Publisher of the Underlying ETF’s Index Could Affect the Amount Payable on Your Securities and Their Market Value

The underlying ETF’s investment advisor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlying ETF investment advisor concerning the calculation of the net asset value of the underlying ETF, additions, deletions or substitutions of securities in the underlying ETF and the manner in which changes affecting the index are reflected in the underlying ETF that could affect the market price of the shares of the underlying ETF, and therefore, the amount payable on your securities on the stated maturity date and the market value of your securities before that date. The amount payable on your securities and their market value could also be affected if the underlying ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlying ETF, or if the underlying ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your securities.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing price of the underlying ETF on a coupon observation date or the valuation date — and thus the amount payable on a coupon payment date or the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF on a coupon observation date or the valuation date, as applicable, and the amount payable on your securities more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 8,999.

In addition, the publisher of the underlying ETF’s index owns the index and is responsible for the design and maintenance of the index. The policies of the publisher of the underlying ETF’s index concerning the calculation of the index, including decisions regarding the addition, deletion or substitution of the equity securities included in the index, could affect the level of the index and, consequently, could affect the market prices of shares of the underlying ETF and, therefore, the amount payable on your securities and their market value.

There Is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the underlying ETF and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

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In addition, the underlying ETF is subject to management risk, which is the risk that the underlying ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlying ETF is not actively managed and may be affected by a general decline in market segments relating to its index. The underlying ETF investment advisor invests in securities included in, or representative of, its index regardless of their investment merits. The underlying ETF investment advisor does not attempt to take defensive positions in declining markets. In addition, the underlying ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of the underlying ETF’s total assets, which could subject the underlying ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the underlying ETF is subject to listing standards adopted by the securities exchange on which the underlying ETF is listed for trading. There can be no assurance that the underlying ETF will continue to meet the applicable listing requirements, or that the underlying ETF will not be delisted.

The Underlying ETF and Its Index Are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of Its Index

The underlying ETF may not hold all or substantially all of the equity securities included in the index and may hold securities or assets not included in the index. Therefore, while the performance of the underlying ETF is generally linked to the performance of the index, the performance of the underlying ETF is also linked in part to shares of equity securities not included in the index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlying ETF investment advisor.

Imperfect correlation between the underlying ETF’s portfolio securities and those in the index, rounding of prices, changes to the index and regulatory requirements may cause tracking error, the divergence of the underlying ETF’s performance from that of the index.

In addition, the performance of the underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of the index and this may increase the tracking error of the underlying ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlying ETF and the index. Finally, because the shares of the underlying ETF are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the underlying ETF may differ from the net asset value per share of the underlying ETF.

For all of the foregoing reasons, the performance of the underlying ETF may not correlate with the performance of the index. Consequently, the return on your securities will not be the same as investing directly in the underlying ETF or in the index or in the stocks comprising the index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index.

The Underlying ETF is Concentrated in Biotechnology Companies and Does Not Provide Diversified Exposure

The underlying ETF is not diversified. The underlying ETF’s assets will be concentrated in biotechnology companies, which means the underlying ETF is more likely to be adversely affected by any negative performance of biotechnology companies than an index that has more diversified holdings across a number of sectors. Biotechnology companies invest heavily in research and development which may not necessarily lead to commercially successful products. Biotechnology companies are also subject to increased governmental regulation which may delay or inhibit the release of new products. Many biotechnology companies are dependent upon their ability to use and enforce intellectual property rights and patents. Any impairment of such rights may have adverse financial consequences. Biotechnology stocks, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Biotechnology companies can be significantly affected by technological change and obsolescence, product liability lawsuits and consequential high insurance costs.

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GS Finance Corp Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025 Principal at Risk Securities

Risks Related to Tax

The Tax Consequences of an Investment in Your Securities are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-27 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Your Securities May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your securities. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Underlying ETF

The shares of the SPDR® S&P® Biotech ETF (the “underlying ETF”) are issued by the SPDR® Series Trust (the “trust”), a registered investment company.

•
The underlying ETF is an exchange-traded fund that seeks investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Biotechnology Select Industry Index (the “index”). The index represents the biotechnology segment of the S&P Total Market Index. The S&P Total Market Index is designed to track the broad U.S. equity market.
•
The return on your securities is linked to the performance of the underlying ETF, and not to that of the index on which the underlying ETF is based. The underlying ETF follows a strategy of “representative sampling,” which means the underlying ETF’s holdings are not the same as those of its index. The performance of the underlying ETF may significantly diverge from that of its index.
•
The underlying ETF’s investment advisor is SSGA Funds Management, Inc.
•
The underlying ETF’s shares trade on the NYSE Arca under the ticker symbol “XBI”.
•
The trust’s SEC CIK Number is 0001064642.
•
The underlying ETF’s inception date was January 31, 2006.

Where Information About the Underlying ETF Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the underlying ETF (including its fees, top ten holdings and weights and sector weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the underlying ETF’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Underlying ETF From the Trust’s Publicly Available Information

This pricing supplement relates only to your security and does not relate to the underlying ETF. We have derived all information about the underlying ETF in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying ETF in connection with the offering of your security. Furthermore, we do not know whether all events occurring before the date of this pricing supplement – including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading prices of shares of the underlying ETF – have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying ETF could affect the value you will receive at maturity and, therefore, the market value of your security.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the underlying ETF. As an investor in a security, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a security.

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Historical Closing Prices of the Underlying ETF

The closing price of the underlying ETF has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying ETF or the underlying ETF stocks will result in your receiving any contingent quarterly coupon payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not lose a portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to the recent prices of the underlying ETF. The actual performance of the underlying ETF over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical closing prices of the underlying ETF shown below.

The table below shows the high, low and period end closing prices of the underlying ETF for each of the four calendar quarters in 2019, 2020, 2021, 2022 and 2023 and the first calendar quarter in 2024 (through March 12, 2024). We obtained the closing prices of the underlying ETF listed in the tables below from Bloomberg Financial Services, without independent verification.

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Historical Quarterly High, Low and Period End Closing Prices of the Underlying ETF

	High	Low	Period End

2019
Quarter ended March 31	$91.92	$71.21	$90.54
Quarter ended June 30	$93.80	$79.44	$87.71
Quarter ended September 30	$88.89	$76.25	$76.25
Quarter ended December 31	$98.46	$74.65	$95.11
2020
Quarter ended March 31	$98.35	$65.95	$77.44
Quarter ended June 30	$114.17	$73.26	$111.95
Quarter ended September 30	$120.36	$103.87	$111.43
Quarter ended December 31	$151.14	$110.36	$140.78
2021
Quarter ended March 31	$173.99	$129.36	$135.65
Quarter ended June 30	$139.69	$122.48	$135.40
Quarter ended September 30	$138.49	$118.69	$125.71
Quarter ended December 31	$134.15	$108.77	$111.96
2022
Quarter ended March 31	$115.44	$81.07	$89.88
Quarter ended June 30	$96.09	$62.81	$74.27
Quarter ended September 30	$94.90	$75.06	$79.32
Quarter ended December 31	$85.66	$76.72	$83.00
2023
Quarter ended March 31	$91.97	$73.13	$76.21
Quarter ended June 30	$90.23	$75.38	$83.20
Quarter ended September 30	$85.76	$71.88	$73.02
Quarter ended December 31	$90.86	$64.12	$89.29
2024
Quarter ending March 31 (through March 12, 2024)	$102.89	$87.05	$96.20

The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2019 through March 12, 2024. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity ETFs. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

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Historical Performance of the SPDR® S&P® Biotech ETF

200
175
150
125
100
75
50
25
0
Closing Level
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
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a partnership;
•
a person that owns a security as a hedge or that is hedged against interest rate risks;
•
a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a security and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underlying ETF. Except as otherwise stated below, the discussion herein assumes that your securities will be so treated.

Contingent quarterly coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

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Upon the sale, exchange, redemption or maturity of your securities, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid contingent quarterly coupon payments, which will be taxable as described above) and your tax basis in your securities. Your tax basis in your securities will generally be equal to the amount that you paid for the securities. Such capital gain or loss should generally be short-term capital gain or loss if you hold the securities for one year or less, and should be long-term capital gain or loss if you hold the securities for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to your securities. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a security at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your securities should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your securities should be treated as ordinary income or (2) you should not include the contingent quarterly coupon payments in income as you receive them but instead you should reduce your basis in your securities by the amount of contingent quarterly coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your securities as notional principal contracts. It is also possible that the contingent quarterly coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

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You should consult your tax advisor as to possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the securities and are, for U.S. federal income tax purposes:

• a nonresident alien individual;

• a foreign corporation; or

• an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent quarterly coupon payments on the securities is uncertain, in the absence of further guidance, we intend to withhold on the

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contingent quarterly coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the contingent quarterly coupon payments were characterized as contract fees). Withholding also may not apply to contingent quarterly coupon payments made to you if: (i) the contingent quarterly coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the contingent quarterly coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your securities and, notwithstanding that we do not intend to treat each security as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of each security for U.S. federal income tax purposes are possible. Should an alternative characterization of each security by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any contingent quarterly coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to your securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any contingent quarterly coupon payment or the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your

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securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

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Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement no. 8,999. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 8,999.

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying ETF investment advisor:	SSGA Funds Management, Inc.
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Regular record date:	The scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)
Postponement of valuation date:	As described under "Supplemental Terms of the Notes — Determination Date” on page S-17 of the accompanying general terms supplement no. 8,999
Postponement of call observation dates:	As described under " Supplemental Terms of the Notes — Call Observation Dates” on page S-20 of the accompanying general terms supplement no. 8,999
Postponement of coupon payment dates:	As described under " Supplemental Terms of the Notes — Coupon Payments — Coupon Payment Dates” on page S-24 of the accompanying general terms supplement no. 8,999
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-17 of the accompanying general terms supplement no. 8,999
Specified currency:	U.S. dollars (“$”)
Closing price of the underlying ETF:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-38 of the accompanying general terms supplement no. 8,999, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds”

on page S-34 of the accompanying general terms supplement no.

8,999

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-37 of the accompanying general terms supplement no. 8,999
ETF business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-38 of the accompanying general terms supplement no. 8,999
FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-43 of the accompanying general terms supplement no. 8,999
ERISA:	As described under “Employee Retirement Income Security Act” on page S-44 of the accompanying general terms supplement no. 8,999

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Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $1.00, or 0.10% of the principal amount, for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.50 of the selling concession, or 0.05% of the principal amount, for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on March , 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

March 2024

About Your Securities:

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

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General terms supplement no. 8,999 dated February 13, 2023
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Prospectus supplement dated February 13, 2023
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Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

March 2024

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Contingent Income Buffered Auto-Callable Securities Based on the Price of the SPDR® S&P® Biotech ETF due March 20, 2025

Principal at Risk Securities

Goldman Sachs & Co. LLC